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                                                                    [Exhibit 44]

                                  ITT LETTERHEAD

                                                                  March 31, 1997

Dear Fellow ITT Stockholder:

      Hilton has begun distributing proxy materials to ITT's stockholders even though ITT's annual meeting has not yet been scheduled.

      THERE IS NO LEGAL REQUIREMENT OR REASON FOR YOU TO RETURN HILTON'S PROXY CARD. We urge you NOT to return Hilton's proxy card because:

          - We believe that Hilton's distribution of proxy materials is designed to confuse you into voting prematurely and without the benefit of relevant information.

          - SINCE THE DATE OF OUR ANNUAL MEETING HAS NOT BEEN SET, IT IS PREMATURE FOR YOU TO SIGN A PROXY NOW. Any proxy signed now may be invalid at the time of the annual meeting.

          - Hilton is nominating its slate of director candidates, several of whom have relationships with Hilton or its employees, solely to facilitate its hostile bid for your Company. Your Board of Directors has rejected Hilton's bid as inadequate and not in the best interests of ITT or its stockholders.

          - After the annual meeting is scheduled, we will distribute detailed proxy materials, which will contain important information about your Company.


      As a result of the confusion that we believe Hilton's premature distribution will cause, we have arranged for Georgeson & Co. to be available to respond to any questions or concerns you may have, and we encourage you to call Georgeson at (800) 223-2064.

      In the near future, you will be receiving our 1996 Annual Report, which describes your Company's accomplishments during the past year and your Board's and ITT management's plans for our future. I, the members of your Board, and our management continue to be committed to protecting and enhancing the value of your investment in ITT. Thank you for your continuing support.

       We have attached to this letter certain information required by the Securities and Exchange Commission regarding our directors and financial advisors.

                                            Very truly yours,

                                            /s/ Rand V. Araskog
                                            ------------------------
                                            Rand V. Araskog
                                            Chairman and Chief Executive

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                  CERTAIN INFORMATION CONCERNING PARTICIPANTS

    The participants in this solicitation include ITT Corporation (the "Company") and the following individuals, each of whom is a director of the
Company: Bette B. Anderson, Rand V. Araskog, Nolan D. Archibald, Robert A. Bowman, Robert A. Burnett, Paul G. Kirk, Jr., Edward C. Meyer, Benjamin F. Payton, Vin Weber, Margita E. White and Kendrick R. Wilson III. Ms. Anderson is the direct owner of 2,811 shares of common stock of the Company ("Common Stock") and may be deemed to beneficially own 83 additional shares of Common Stock owned by her husband. Ms. Anderson disclaims beneficial ownership in such shares. Mr. Araskog is the beneficial owner of 1,748,237 shares of Common Stock (including 1,251,617 shares subject to stock options exercisable within 60 days after March 15, 1997, and 20,094 shares allocated to Mr. Araskog's account under the ITT 401(k) Retirement Savings Plan (the "Retirement Plan")). Mr. Archibald is the direct owner of 1,811 shares of Common Stock. Mr. Bowman is the beneficial owner of 548,783 shares of Common Stock (including 521,653 shares subject to stock options exercisable within 60 days after March 15, 1997, and 2,202 shares allocated to Mr. Bowman's account under the Retirement Plan). Mr. Burnett is the direct owner of 2,981 shares of Common Stock. Mr. Kirk is the direct owner of 1,821 shares of Common Stock. Gen. Meyer is the direct owner of 3,311 shares of Common Stock. Dr. Payton is the direct owner of 1,303 shares of Common Stock. Mr. Weber is the direct owner of 844 shares of Common Stock. Ms. White is the direct owner of 2,811 shares of Common Stock. Mr. Wilson is the direct owner of 3,744 shares of Common Stock. The foregoing share ownership figures are as of March 15, 1997.

    The Company has retained Goldman, Sachs & Co. ("Goldman Sachs") and Lazard Freres & Co. LLC ("Lazard Freres") to act as financial advisors to the Company in connection with the Hilton offer and other matters arising in connection therewith, including assisting the Company in exploring possible strategic alternatives in light of the Hilton offer. Pursuant to an engagement letter with Goldman Sachs and Lazard Freres, the Company has agreed to pay each of Goldman Sachs and Lazard Freres for their services 50% of (a) an initial fee equal to $1,000,000 and (b) an additional advisory fee equal to $19,000,000, payable upon the occurrence of certain events described in the engagement letter. In addition, in the event that the Company sells equity or debt securities in a public offering or private placement, Goldman Sachs and Lazard Freres will be offered the opportunity to participate in such transaction as an underwriter or placement agent (subject to certain exceptions specified in the engagement letter) and will be paid reasonable and customary fees for such services. Pursuant to the engagement letter, among other things, (a) if the Company becomes the subject of, or is threatened with, a contested proxy solicitation by Hilton or any other party, Goldman Sachs and Lazard Freres will act as the Company's co-financial advisors with regard to such proxy solicitation and (b) in the event that the Company determines to consider or undertake certain purchases or sales of assets or securities or a recapitalization or restructuring of the Company, Goldman Sachs and Lazard Freres will be involved and participate in such transaction. The Company has also agreed to reimburse Goldman Sachs and Lazard Freres for their reasonable out-of-pocket expenses, including fees of counsel and any sales, use or similar taxes, and to indemnify Goldman Sachs and Lazard Freres against certain liabilities in connection with their engagement, including certain liabilities arising under the Federal securities laws.

    In connection with the engagement of Goldman Sachs and Lazard Freres as financial advisors, the Company anticipates that employees of Goldman Sachs and Lazard Freres may communicate in person, by telephone or otherwise with certain institutions, brokers or other persons who are stockholders for the purpose of assisting in the solicitation of proxies for the annual meeting. Although Goldman Sachs and Lazard Freres do not admit that they or any of their directors, officers, employees or affiliates are a "participant," as defined in
Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, by the Securities and Exchange Commission, or that Schedule 14A requires the disclosure of certain information concerning them, Robert Kaplan (Managing Director), Cody Smith (Managing Director), William Crowley (Managing Director), Eduardo Cruz (Vice President), Jennifer Moses (Vice President) and Marc Nachmann (Associate), in each case of Goldman Sachs, and Gerald Rosenfeld

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(Managing Director), William Kneisel (Managing Director), Robert Hougie (Vice
President) and Antonio Weiss (Vice President), in each case of Lazard Freres (collectively, the "Financial Advisor Participants"), may assist the Company in the solicitation of proxies for the annual meeting.

    Goldman Sachs and Lazard Freres have provided financial advisory and investment banking services to the Company from time to time for which they have received customary compensation. Kendrick R. Wilson III is a Managing Director of Lazard Freres. In addition, Goldman Sachs has provided financial advisory and investment banking services to Hilton in the past for which it has received customary compensation. Goldman Sachs and Lazard Freres engage in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the ordinary course of their business, Goldman Sachs and Lazard Freres may actively trade securities of the Company for their own account and the account of their customers and, accordingly, may at any time hold a long or short position in such securities. Goldman Sachs has advised the Company that as of March 25, 1997, Goldman Sachs held a net long position of approximately 10,764 shares of Common Stock. Lazard Freres has advised the Company that as of March 25, 1997, Lazard Freres held a net long position of approximately 13,385 shares of Common Stock over which Lazard Freres exercised investment discretion. Except as set forth above, to the Company's knowledge, none of Goldman Sachs, Lazard Freres, or any of the Financial Advisor Participants has any interest, direct or indirect, by security holdings or otherwise, in the Company.

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